SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

INFONET SERVICES CORP.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing party:

(4)	Date Filed:

Infonet Services Corporation

Alex Rassey Vice President – Corporate Communications

Morgan Molthrop Vice President – Investor Relations

+1-877-446-3646 (US), +1-703-797-1864 (Intl.)

INFONET TO BE ACQUIRED BY BT GROUP PLC

Regulatory Approval Required

El Segundo, CA – November 8, 2004 — Infonet Services Corporation (NYSE: IN) announced today that it has entered into a definitive merger agreement whereby Infonet will be acquired by BT Group plc in a cash transaction.

Under the terms of the agreement, stockholders of Infonet will receive $2.06 in cash for each share of Infonet common stock. The aggregate value of the transaction is expected to be approximately $965 million. The transaction is expected to be completed in the first half of 2005.

Jose A Collazo, CEO of Infonet Services, said, “This transaction is great news for Infonet’s customers, employees and partners. Our combination with BT will improve our ability to supply mission-critical services to our customers, by bringing a commitment to the long term development of IP-based services backed by financial strength and true global scale. While continuing to take advantage of our existing services and delivery platform, our customers will also be able to access the whole breadth of BT’s product and solutions capabilities. The company, its management and its employees are excited by the opportunities that the combination brings, and we look forward to joining the BT Global Services family.”

Commenting on the deal, BT chief executive Ben Verwaayen, said, “This is another milestone in BT’s transformation into a leading global provider of IT and networking services. It is our goal to be the first choice for multi-site organizations around the world as they address their increasingly complex communications needs.”

BT Global Services CEO Andy Green, added, “Infonet brings us specialist skills, a great customer base, increased global reach and additional local presence where we need it. By combining the strengths of both companies, we will substantially improve our ability to help our new and existing customers address the challenges and opportunities of the digital networked economy.”

A special committee of the board of directors of Infonet has recommended approval, and the boards of directors of BT and Infonet have approved the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, foreign antitrust clearance, other regulatory approvals, the approval of the stockholders of Infonet and other customary closing conditions.

Infonet is being advised by UBS investment bank.

BT is holding a conference call for analysts, investors and the press in the UK will be held today at 10 a.m. London, 5 a.m. Eastern. Interested parties should dial +44-208-974-7950 and the passcode is 946404#. A replay of the call will also be available by dialing +44-1296-618-700 and the passcode is 568831.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for thousands of multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, videoconferencing, wireless/remote access, local provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a compelling combination of Private and Public IP services as well as a full set of Managed Security and Mobility Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services and Managed IP Services, Infonet also has won “Best Customer Care”, “Best Managed Service”, “Best Regional Carrier” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in more 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.Infonet.com.

About BT

BT Group plc is the holding company for an integrated group of communications businesses and is listed on stock exchanges in London and New York. BT Telecommunications plc (BT) is a wholly-owned subsidiary of BT Group and encompasses virtually all businesses and assets of the BT Group.

BT is one of the world’s leading providers of communications solutions serving customers in Europe, the Americas and Asia Pacific. Its principal activities include network centric Information and Communications Technology (ICT) solutions, local, national and international telecommunications services, and higher-value broadband and internet products and services.

BT consists principally of three lines of business:

•	BT Retail, providing fixed and mobile communications services and solutions to over 20 million business and residential customers in the UK. It is also a leading UK internet services provider.

•	BT Wholesale, providing network services and solutions within the UK to more than 600 fixed and mobile operators and service providers including the provision of broadband, private circuits and PSTN.

•	BT Global Services, providing ICT services internationally to meet the needs of multi-site organisations with European operations. BT Global Services operates in 136 countries and also offers international carrier services.

In the year ended 31 March 2004, BT Group’s turnover was £18,519 million with profit before goodwill amortisation, exceptional items and taxation of £2,013 million.

For more information, visit www.btplc.com

Additional Information about the Merger and Where to Find It

Infonet plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INFONET, BT, THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infonet or BT through the web site maintained by the SEC at www.sec.gov.

In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Infonet by contacting Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California, 90245, Attention: Investor Relations.

Infonet and BT, and their respective directors and officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infonet’s directors and officers and their ownership of Infonet common stock is contained in the proxy statement for Infonet’s 2004 annual meeting of stockholders, which was filed with the SEC on July 22, 2004. Information regarding BT’s directors and officers is contained in BT’s Form 6-K, which was filed with the SEC on June 2, 2004. To the knowledge of Infonet, none of BT nor any of its directors and officers owns any shares of Infonet common stock. To the knowledge of Infonet, none of the directors or officers of BT who would be expected to participate in any such solicitation of proxies has any material interest, direct or indirect, by security holdings or otherwise in Infonet. Investors and stockholders may obtain additional information regarding the direct and indirect interests of Infonet, BT and their respective directors and officers in the merger by reading the proxy statement regarding the merger when it becomes available.

Safe Harbor Statement

In addition to statements of historical facts or statements of current conditions, Infonet has made forward-looking statements in this communication within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include, without limitation, statements regarding expected synergies, financial guidance, timing of closing, industry ranking, execution of integration plans and organizational structure. These statements are based on information available to Infonet as of the date of this communication but are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. Infonet describes certain of these risks and uncertainties in its 10-K, 10-Q, 8-K and other recent filings with the Securities and Exchange Commission (the “SEC”). These documents are available through the SEC website at www.sec.gov. The accuracy of Infonet’s forward-looking statements will also be affected by whether the merger can be completed, whether the companies may be required to modify aspects of the transaction to achieve regulatory approval, whether the businesses of the companies suffer due to uncertainty or a decline in market demand and whether the parties are able to achieve planned synergies. Infonet expects that subsequent events or developments may cause its views to change, however, Infonet undertakes no duty to update the forward-looking statements to take account of later events, except to the extent required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

# # #